Exhibit 99.1

News Release

For immediate release

Contact:	(Investors)	(Media)
	Jerry Richards	Anna Torma
	509-835-1521	509-835-1558

PotlatchDeltic Announces $131 Million Expansion of Waldo, Arkansas Sawmill

SPOKANE, Washington – June 6, 2022 – PotlatchDeltic Corporation (Nasdaq: PCH) today announced that it is investing $131 million to expand and modernize its Waldo sawmill located in Columbia County, Arkansas. The project will increase the mill’s annual capacity from 190 million board feet of dimensional lumber to approximately 275 million board feet. The investment will also reduce the mill’s operating costs significantly.

“The Waldo investment is an exciting strategic growth opportunity, and it will position the mill among the lowest cost producers in the U.S. South,” said Eric Cremers, President and Chief Executive Officer. “We expect to achieve additional EBITDDA of $25 to $30 million per year and an IRR of approximately 22% in our base case, which is based on a relatively conservative lumber price assumption. The project reflects our belief that housing fundamentals will remain strong,” stated Mr. Cremers.

PotlatchDeltic owns three sawmills and nearly 950,000 acres of timberlands in Arkansas. The expansion is expected to create 55 new indirect jobs. “The investment in the Waldo lumber mill will further strengthen PotlatchDeltic’s important role in the forest products industry in Arkansas,” Governor Asa Hutchinson said. “By modernizing and expanding the mill, the company will support the community and position the mill and its team members for success well into the future.”

The Waldo investment includes upgrades to the log yard and planer, a new saw line, and a new continuous dry kiln. The existing mill will continue to operate during the project and completion is expected by the end of 2024. PotlatchDeltic has contracted with BID Group to design, build, and equip the expansion and modernization.

About PotlatchDeltic

PotlatchDeltic (Nasdaq: PCH) is a leading Real Estate Investment Trust (REIT) that owns approximately 1.8 million acres of timberlands in Alabama, Arkansas, Idaho, Louisiana, Minnesota, and Mississippi. Through its taxable REIT subsidiary, the company also operates six sawmills, an industrial-grade plywood mill, a residential and commercial real estate development business, and a rural timberland sales program. PotlatchDeltic, a leader in sustainable forest practices, is committed to environmental and social responsibility and to responsible governance. More information can be found at www.potlatchdeltic.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains certain forward-looking statements within the meaning of the federal securities laws including, without limitation, our expectations regarding the Waldo, Arkansas mill, including annual capacity, operating cost reductions, EBITDDA, IRR, housing fundamentals, lumber prices, job creation, timing for completing the mill expansion, the ability of the existing mill to continue operating during the mill expansion and similar matters. Statements and assumptions with respect to our investment in the Waldo mill are examples of forward-looking statements and are not guarantees of future conduct or policy. The actual conduct of our activities, including the development, implementation or continuation of any program, project, policy, or initiative may differ materially in the future. Actual results could differ materially from those expressed or implied by forward-looking statements contained in this press release due to factors such as: difficulties or delays in or increases in the cost of completing the Waldo project; the ability to effectively manage the Waldo project and operating expenses; changes in the U.S. housing market; changes in raw material, fuel and other costs; transportation disruptions; the impact of natural disasters, weather, pandemics and other causes beyond the company’s control; and global economic, business, political, and climate conditions and effects on our customers and suppliers. These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with our business, please refer to our U.S. Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2021, and our 2022 Quarterly Reports on Form 10-Q, which can be obtained at the company’s website, www.potlatchdeltic.com. The forward-looking statements in this press release are intended to be subject to the safe harbor protection provided by federal securities laws. Except as required under applicable law, we do not intend to issue updates concerning any future revisions of our views to reflect events or circumstances occurring after the date of this press release.

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